Methode Electronics, Inc. REPORTS
FISCAL 2011 THIRD-Quarter FINANCIAL Results

Third-Quarter Net Sales Improve 13.7%

Chicago, IL - March 3, 2011 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2011 third quarter ended January 29, 2011.

Third-Quarter Fiscal 2011
Methode's third-quarter Fiscal 2011 net sales increased $12.2 million, or 13.7 percent, to $101.3 million from $89.1 million in the third quarter of Fiscal 2010. Translation of foreign currency decreased net sales $1.4 million, or 1.4 percent, in the year-over-year comparison.

Net income increased $10.4 million to $5.9 million, or $0.16 per share, in the third quarter of Fiscal 2011 from a loss of $4.5 million, or $0.12 per share, in the same period of Fiscal 2010. The increase in the Fiscal 2011 period is primarily due to higher sales and gross margins (including other income), a $1.7 million benefit for settlement of the Blue Angel dispute, an income tax expense decrease of $3.8 million and lower legal expenses related to the Delphi patent and supply agreement litigation of $1.2 million, partially offset by costs related to a certain vendor's production and delivery issues of $1.3 million, costs related to manufacturing inefficiencies due to multiple product launches, as well as higher stock option and stock award amortization expense of $1.2 million in the Fiscal 2011 period. The third quarter of Fiscal 2010 was impacted by costs related to the inability to adjust direct labor and overhead costs due to the unexpected cancellation of the Delphi supply agreement and restructuring charges of $0.6 million.

In June 2006, Methode sold certain unsecured claims it had filed against Delphi in Delphi's bankruptcy proceeding to Credit Suisse for $3.1 million. These claims were subsequently assigned by Credit Suisse to Blue Angel. In July 2010, Blue Angel claimed that based on developments in the Delphi bankruptcy proceeding, Methode owed Blue Angel $3.1 million plus interest. In October 2010, Blue Angel filed a complaint seeking $3.1 million plus applicable interest. During the second quarter of Fiscal 2011, Methode recorded an expense of $3.8 million for these unsecured claims. The matter was settled for $2.1 million causing a reversal of expense of $1.7 million in the third quarter of Fiscal 2011.

Excluding the restructuring charge in the Fiscal 2010 third quarter and the Blue Angel expense reversal in the Fiscal 2011 third quarter, Methode's net income was $4.1 million, or $0.11 per share, in the third quarter of Fiscal 2011 compared to a loss of $3.9 million, or $0.11 per share, in the same period of Fiscal 2010.

Consolidated gross margins (including other income) as a percentage of sales were 19.2 percent in the Fiscal 2011 third quarter compared to 17.2 percent in the same period of Fiscal 2010. Gross margins (including other income) in the Fiscal 2011 period were negatively impacted by costs related to a certain vendor's production and delivery issues in North America and costs related to manufacturing inefficiencies due to multiple product launches in Malta, offset by higher sales volumes in Asia and North America. The third quarter of Fiscal 2010 was impacted by costs related to the inability to adjust direct labor and overhead costs due to the unexpected cancellation of the Delphi supply agreement.

Selling and administrative expenses decreased $1.6 million, or 9.4 percent, to $15.5 million in the Fiscal 2011 third quarter compared to $17.1 million in the prior-year third quarter due primarily to the Blue Angel expense reversal and lower legal expenses related to the Delphi patent and supply agreement litigation. These lower expenses were partially offset by higher stock option and stock award amortization expense and higher selling and marketing expenses in the North American and Asian Automotive segments as a result of higher sales.

In the Fiscal 2011 third quarter, income tax expense decreased $3.8 million to a net benefit of $1.5 million compared to an expense of $2.3 million for the Fiscal 2010 third quarter. The net benefit in the third quarter of Fiscal 2011 was primarily due to a benefit of $2.8 million related to the expiration of uncertain tax positions and interest from prior periods, partially offset by income taxes for foreign profits of $1.2 million. The expense in the third quarter of Fiscal 2010 includes a benefit of $2.7 million due to the settlement of uncertain tax positions and related interest from prior periods, offset by $5.0 million of other tax related expenses.

Third-Quarter Fiscal 2011 Segment Comparison
Comparing the Automotive segment's third quarter of Fiscal 2011 to the same period of Fiscal 2010,

•
Net sales increased 20.2 percent attributable to a net sales increase of 66.8 percent in Asia, due to increased sales for transmission lead frame and steering angle sensor products, and 82.8 percent in North America, due to increased sales for the Ford Center Console Program, offset by a net sales decrease in Europe of 8.3 percent, due to certain products going end of life.

•
Gross margins (including other income) as a percentage of sales increased to 17.2 percent from 8.0 percent due to higher sales volumes in Asia, partially offset by costs related to a certain vendor's production and delivery issues and higher costs due to manufacturing inefficiencies.

•
Income before income taxes increased to $5.3 million from a loss of $0.9 million last year due to increased net sales, the Blue Angel expense reversal, no restructuring charges, and lower Delphi legal expenses, partially offset by increased manufacturing costs, costs for new product development and higher selling and marketing expenses.

Comparing the Interconnect segment's third quarter of Fiscal 2011 to the same period of Fiscal 2010,

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Net sales decreased 3.6 percent attributable to a net sales decrease of 35.0 percent in Asia, due to lower legacy connector product sales from the planned exit of this business, and 1.1 percent in North America, due to decreased sales for data center solutions and white goods products partially offset by increased sales of data and remote control devices. European net sales increased due to stronger radio remote control device sales.

•
Gross margins (including other income) as a percentage of sales increased to 28.5 percent from 28.1 percent due primarily to a favorable sales mix partially offset by lower other income and sales volumes.

•
Income before income taxes improved to $4.2 million from $3.5 million last year as a result of no restructuring charge and lower overall commission expense, partially offset by decreased net sales and gross profit.

Comparing the Power Products segment's third quarter of Fiscal 2011 to the same period of Fiscal 2010,

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Net sales improved 35.4 percent driven by a net sales increase of 19.9 percent in North America, due to higher flexible cabling and heat sink product demand, and a net sales increase of 69.6 percent in Asia, due to higher busbar demand.

•
Gross margins as a percentage of sales decreased to 21.5 percent from 27.1 percent due to higher costs related to new product development, including $0.7 million attributable to development costs related to an award for an integrated on board charging system for a pure electric commercial truck, partially offset by lower costs for Asian busbar and U.S. cabling products.

•
Income before income taxes decreased to $0.9 million from $1.1 million last year due to increased expenses for new product development and unfavorable currency rate fluctuations, partially offset by higher net sales and gross margins and no restructuring charges.

Nine-Month Period Fiscal 2011
Methode's Fiscal 2011 nine-month net sales increased $28.8 million, or 10.4 percent, to $306.2 million from $277.4 million for the same period of Fiscal 2010. Excluding the loss of sales to Delphi, which were $14.1 million, planned lower legacy automotive product sales of $10.2 million and the $1.7 million benefit relating to a one-time reversal of pricing contingencies in the first nine months of Fiscal 2010, sales in the 2011 nine-month period increased $54.8 million, or 21.8 percent. Translation of foreign currency decreased net sales $5.0 million, or 1.6 percent, in the year-over-year comparison.

Net income improved $11.8 million to $9.4 million, or $0.25 per share, in the Fiscal 2011 period compared to a loss of $2.4 million, or $0.07 per share, in the Fiscal 2010 period. Net income in the Fiscal 2011 period improved primarily due to higher net sales and gross margins (including other income), a lower net tax expense of $2.9 million, an increase in gain from a life insurance policy of $0.8 million, partially offset by the Blue Angel claims expense of $2.1 million, costs related to a certain vendor's production and delivery issues of $2.0 million, customer negotiated cancellation and other customer cancellation costs of $1.7 million, higher stock option and stock award amortization expense of $1.2 million, lower Delphi legal expenses of $0.8 million, costs related to manufacturing inefficiencies due to multiple product launches, and higher development, and selling and marketing expenses. The Fiscal 2010 nine-month period was impacted by a benefit relating to a one-time reversal of pricing contingencies of $1.7 million, partially offset by restructuring charges of $7.3 million and costs related to the inability to adjust direct labor and overhead costs due to the unexpected cancellation of the Delphi supply agreement in the Fiscal 2010 period.

Excluding the Blue Angel expense and the negotiated program termination charge in the Fiscal 2011 period, and the restructuring charges and the reversal of one-time pricing contingencies in the Fiscal 2010 period, Methode's net income was $12.8 million, or $0.34 per share, in the first nine months of Fiscal 2011 compared to $3.2 million, or $0.09 per share, in the first nine months of Fiscal 2010.

Consolidated gross margins (including other income) as a percentage of sales were 20.7 percent in both the Fiscal 2011 and Fiscal 2010 nine-month periods, impacted by the loss of the Delphi business, the one-time reversal of pricing contingencies in the first nine months of Fiscal 2010, customer cancellation charges, lower other income and costs related to a certain vendor's production and delivery issues, manufacturing inefficiency costs and additional costs related to environmental matters, but were offset by higher sales volumes, a favorable change in sales mix within the Interconnect segment and cost efficiencies from Methode's Asian businesses in the first nine months of Fiscal 2011 compared to the same period of Fiscal 2010.

Selling and administrative expenses increased $3.8 million, or 7.7 percent, to $53.2 million for the nine-month period of Fiscal 2011 compared to $49.4 million for the same period of Fiscal 2010 due primarily to the Blue Angel expense, higher stock option and stock award amortization expense and higher selling and marketing expenses in the North American and Asian automotive businesses, partially offset by lower commissions and professional fees in the first nine months of Fiscal 2011 compared to the same period of Fiscal 2010.

Income tax expense decreased $2.9 million to a net benefit of $0.1 million for the first nine months of Fiscal 2011 compared to an expense of $2.8 million for the same period of Fiscal 2010. The Fiscal 2011 nine-month period included a benefit of $2.8 million related to the expiration of uncertain tax positions and interest from prior periods, partially offset by income taxes for foreign profits of $2.5 million. The Fiscal 2010 nine-month period included taxes on foreign profits of $1.1 million, book to income tax return adjustments of $2.8 million and other adjustments of $1.6 million. In addition, a benefit of $2.7 million was recorded due to the settlement of uncertain tax positions and related interest from prior periods.

Nine-Month Period Fiscal 2011 Segment Comparison
Comparing the nine-month period of Fiscal 2011 to the same period of Fiscal 2010, Automotive segment

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Net sales increased 3.2 percent, but were negatively impacted by lower sales to Delphi of $14.1 million, planned lower legacy automotive products sales of $10.2 million in the 2011 period and a one-time reversal of pricing contingencies of $1.7 million in the 2010 period. Excluding Delphi and legacy automotive products sales and the one-time reversal of pricing contingencies in both periods, net sales increased $30.9 million, or 24.6 percent.

•
Excluding the loss of sales to Delphi, the planned transfer of business to China in the third quarter of Fiscal 2010 and the loss of legacy automotive products sales, North American sales increased 36.8 percent. Excluding the planned transfer of business to China in the third quarter of Fiscal 2010, Asian sales increased 76.4 percent. European sales increased 1.8 percent.

•
Gross margins (including other income) as a percentage of sales were 18.7 percent compared to 18.1 percent due to higher sales volumes and cost efficiencies in Asia, partially offset by the loss of the Delphi business, lower other income, increasing costs on the remaining North American business, customer program cancellation charges and costs related to a certain vendor's production and delivery issues.

•
Income before income taxes increased to $8.2 million from $6.5 million due to no restructuring charges, higher sales and gross margins (including other income), partially offset by the Blue Angel claims expense, higher currency translation expenses, the one-time reversal of pricing contingencies in the first nine months of Fiscal 2010, higher selling and marketing expenses, increased development costs in North America, and negotiated program termination costs in the first nine months of Fiscal 2011.

Comparing the nine-month period of Fiscal 2011 to the same period of Fiscal 2010, Interconnect segment

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Net sales increased 17.2 percent attributable to a net sales increase of 19.2 percent in North America, due to increased data, sensor and radio remote control device sales, and a net sales increase of 30.1 percent in Europe, due to increased radio remote control device sales, offset by a net sales decrease of 7.9 percent in Asia, due to lower legacy connector product sales from the planned exit of this business.

•	Gross margins (including other income) as a percentage of sales increased to 29.0 percent from 26.0 percent due mainly to higher sales volumes and a favorable change in sales mix.

•
Income before income taxes increased to $13.7 million from $5.2 million last year due to increased net sales and gross profit and no restructuring expenses, partially offset by higher currency translation expense.

Comparing the nine-month period of Fiscal 2011 to the same period of Fiscal 2010, Power Products segment

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Net sales increased 21.3 percent, driven by a net sales increase of 75.1 percent in Asia, due to higher busbar demand and the introduction of busbar products in Europe, which accounted for $1.6 million in net sales compared to no net sales in the first nine months of fiscal 2010.

•
Gross margins (including other income) as a percentage of sales decreased to 20.5 percent from 23.6 percent attributable mainly to customer cancellation charges, as well as increased costs related to new product development, partially offset by lower costs in Asia.

•	Income before income taxes increased to $2.5 million from $2.3 million, due to higher net sales and gross profit, no restructuring charges, partially offset by customer cancellation charges, expenses related to new product development and higher selling and administrative and higher currency exchange costs.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “In the third quarter of Fiscal 2011, we saw the continued rebuilding of Methode's revenue stream. Sales in our Automotive segment improved 20 percent, and in our Power Products segment grew 35 percent, as certain awards we received in Fiscal 2009 have moved through the design and testing stages and have commenced production.

“We believe the particular vendor's production and delivery issues we experienced in the second and third quarters have been resolved. However, we may continue to experience manufacturing inefficiencies in the next few quarters due to multiple product launches, as well as component shortages which also hamper production efficiencies.”

Mr. Duda concluded, “We continue to believe Methode has the technology, engineering and manufacturing capabilities needed to support growth demand in each of our operating segments. While our European businesses may experience some demand softness, we do expect modest, but continued recovery in our Automotive, Interconnect and Power Products segments in Methode's Fiscal 2012.”

Conference Call
The Company will conduct a conference call and Webcast today to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through March 17 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Account number 286 and Conference ID number 367353. On the Internet, a replay will be available for 30 days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, the Czech Republic, Germany, India, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) seasonal and cyclical nature of some of our businesses; (4) dependence on the availability, price, and risk of substitution or counterfeit of components and raw materials; (5) rising crude oil prices may result in higher costs for resin and other petroleum-based materials; (6) ability to compete effectively; (7) customary risks related to conducting global operations; (8) ability to keep pace with rapid technological changes; (9) ability to avoid design or manufacturing defects; (10) currency fluctuations; (11) ability to protect our intellectual property; (12) ability to successfully benefit from acquisitions; (13) unfavorable tax laws; (14) the future trading price of our stock; and (15) the risk of owning real property.

For Methode Electronics Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Methode Electronics, Inc.
Financial Highlights
(in thousands, except share data, unaudited)

	Three Months Ended
	January 29,	January 30,
	2011	2010
Net sales	$101,263	$89,127
Other income	839	1,116
Cost of products sold	82,668	74,924
Restructuring	—	559
Selling and administrative expenses	15,496	17,075
Income/(loss) from operations	3,938	(2,315)
Interest expense, net	116	22
Other income, net	(490)	(264)
Income/(loss) before income taxes	4,312	(2,073)
Income tax (benefit)/expense	(1,499)	2,249
Net income/(loss)	5,811	(4,322)
Less: Net income/(loss) attributable to noncontrolling interest	(72)	153
Net income/(loss) attributable to Methode Electronics, Inc.	$5,883	$(4,475)

Basic and diluted income/(loss) per common share	$0.16	$(0.12)

Average Number of Common Shares Outstanding:
Basic	37,144	36,644
Diluted	37,643	36,644

	Nine Months Ended
	January 29,	January 30,
	2011	2010
Net sales	$306,163	$277,398
Other income	2,644	3,575
Cost of products sold	245,522	223,617
Restructuring	(21)	7,327
Selling and administrative expenses	53,149	49,358
Income from operations	10,157	671
Interest expense, net	203	169
Other (income)/expense, net	693	(12)
Income before income taxes	9,261	514
Income tax (benefit)/expense	(89)	2,760
Net income/(loss)	9,350	(2,246)
Less: Net income/(loss) attributable to noncontrolling interest	(85)	195
Net income/(loss) attributable to Methode Electronics, Inc.	$9,435	$(2,441)

Basic and diluted income/(loss) per common share	$0.25	$(0.07)

Average Number of Common Shares Outstanding:
Basic	37,088	36,642
Diluted	37,408	36,642

Methode Electronics, Inc.
Financial Highlights
Summary Balance Sheets
(In thousands)
	January 29,	May 1,
	2011	2010
	(unaudited)
Cash	$69,417	$63,821
Accounts receivable - net	79,367	68,649
Inventories	41,954	29,760
Other current assets	10,045	22,366
Total Current Assets	200,783	184,596

Property, plant and equipment - net	62,243	61,876
Goodwill	12,096	12,096
Intangible assets - net	17,029	18,811
Other assets	34,340	33,444
Total Assets	$326,491	$310,823

Accounts payable	$37,819	$29,743
Other current liabilities	28,838	29,002
Total Current Liabilities	66,657	58,745

Other liabilities	10,761	12,136
Total Methode Electronics, Inc. shareholders' equity	245,664	236,754
Noncontrolling interest	3,409	3,188
Total shareholders' equity	249,073	239,942
Total Liabilities and Shareholders' Equity	$326,491	$310,823

Methode Electronics, Inc.
Financial Highlights
Summary Statements of Cash Flows
(in thousands)

	Nine Months Ended
	January 29,	January 30,
	2011	2010
Operating Activities:
Net income/(loss)	$9,350	$(2,246)
Provision for depreciation	9,842	13,691
Impairment of intangible assets	1,299	710
Amortization of intangible assets	1,782	1,689
Amortization of stock awards and stock options	1,907	724
Changes in operating assets and liabilities	(4,615)	1,319
Other	33	—
Net Cash Provided by Operating Activities	19,598	15,887

Investing Activities:
Purchases of property, plant and equipment	(9,758)	(7,816)
Acquisitions of businesses and technology	(750)	(440)
Proceeds from life insurance policies	1,515	2,407
Net Cash Used in Investing Activities	(8,993)	(5,849)

Financing Activities:
Proceeds from exercise of stock options	1,097	—
Dividends	(7,741)	(7,823)
Net Cash Used in Financing Activities	(6,644)	(7,823)

Effect of foreign exchange rate changes on cash	1,635	1,000

Increase in Cash and Cash Equivalents	5,596	3,215

Cash and Cash Equivalents at Beginning of Period	63,821	54,030

Cash and Cash Equivalents at End of Period	$69,417	$57,245